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                                     L.L.P.                            EXHIBIT 5






                                  May 23, 1994



Board of Directors
DS Bancor, Inc.
33 Elizabeth Street
Derby, Connecticut  06418

Gentlemen:

       This firm has acted as special counsel to DS Bancor, Inc.(the "Company"), a Delaware corporation, in connection with its registration on Form S-8 (the "Form S-8") of 260,000 shares of common stock, par value $1.00 per share (the "Shares"), issuable upon the exercise of options granted under the DS Bancor, Inc. 1994 Stock Option Plan (the "1994 Option Plan"). This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with such registration.

       For purposes of this opinion letter, we have examined copies of the following documents:

       1. The Form S-8.

       2. The 1994 Option Plan.

       3. The Certificate of Incorporation and Bylaws of the Company, with amendments thereto, as certified on May 23, 1994 by the Secretary of the Company as then being complete, accurate and in effect.

       4. Resolutions of the Board of Directors of the Company relating to the 1994 Option Plan adopted at meeting held on February 28, 1994, as certified by the Secretary of the Company on May 23, 1994 as then being complete, accurate and in effect.

       We have not, except as specifically mentioned above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company.




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Board of Directors
DS Bancor, Inc.
May 23, 1994
Page 2

In our examination of the aforesaid certificates, records, and documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy, completeness and authenticity of all documents submitted to us, and the authenticity and conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies, and the authenticity of all such latter documents. We have also assumed the authenticity and accuracy of the foregoing certifications of corporate officers, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

       This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware, as amended (the "Delaware Corporation Law"), and we express no opinion as to any other laws, statutes, ordinances, rules or regulations (such as state securities or "blue sky" laws).

       Based upon, subject to, and limited by the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and that, when issued in accordance with the terms of the 1994 Option Plan, the Shares will be validly issued, fully paid and non-assessable under the Delaware Corporation Law.

       We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion letter has been prepared solely for your use in connection with the filing of the Form S-8 for the Shares, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

       We hereby consent to the filing of this opinion letter as exhibit 5 to the Form S-8. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                              Very truly yours,



                              HOGAN & HARTSON L.L.P.